Exhibit 99.1

KIRBY CORPORATION	Contact: Eric Holcomb
713-435-1545
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES 2020 FIRST QUARTER RESULTS
AND IMPACT OF COVID-19 ON BUSINESS OPERATIONS

•	First quarter 2020 GAAP loss per share of ($4.15), or earnings per share of $0.59 excluding one-time items of ($4.74) per share

•	One-time items include asset impairments in distribution and services of ($5.59) per share, partially offset by a one-time tax benefit of $0.85 per share

•	Barge markets were strong with high utilization rates in the first quarter

•	Distribution and services oil and gas related activity declined sharply with oil prices

•	Full year 2020 earnings per share guidance withdrawn

Houston, Texas (May 5, 2020) – Kirby Corporation (“Kirby” or the “Company”) (NYSE: KEX) today announced a net loss attributable to Kirby for the first quarter ended March 31, 2020 of ($248.5) million, or ($4.15) per share, compared with earnings of $44.3 million or $0.74 per share for the 2019 first quarter. Excluding one-time items in the 2020 first quarter, net earnings attributable to Kirby were $35.3 million or $0.59 per share. Consolidated revenues for the 2020 first quarter were $643.9 million compared with $744.6 million reported for the 2019 first quarter.

Response to COVID-19 and Business Conditions

David Grzebinski, Kirby’s President and Chief Executive Officer, commented, “At Kirby, our first priority is the safety, health, and well-being of our employees, customers, and communities. At the onset of COVID-19, we implemented our pandemic response plan, and I am extremely proud of the initiative, dedication, and commitment our employees have demonstrated during these difficult times. We have limited the direct impact of COVID-19 on our Company through quarantining and other actions while maintaining business continuity.

“Unfortunately, we have also had to implement workforce reductions, furloughs, and reduced work schedules in the distribution and services segment. These are difficult decisions, and I understand the impact they have on the affected employees and their families; however, these actions are necessary to allow that business to remain viable.

“Kirby started the year with improving market conditions in our marine businesses and stable conditions in distribution and services. Most of the first quarter was solid, but as the COVID-19 crisis deepened and energy prices collapsed, business activity levels declined in distribution and services. Although there are many unknowns and business levels are expected to decline for a period of time, Kirby has ample liquidity, and we expect meaningful free cash flow in 2020. As such, we remain confident that Kirby is well-positioned to overcome the current economic challenges while remaining focused on safety and serving our customers.

“In the first quarter in marine transportation, despite poor seasonal operating conditions, our inland marine business had strong activity with elevated demand, high barge utilization levels, and increased pricing for both spot and term contracts. Similarly, tight market conditions in coastal resulted in good barge utilization and improved spot and term contract pricing. Since the onset of the COVID-19 pandemic, marine activity has remained relatively strong with many customers using incremental barges to ready their supply chains, store products, and relocate inventories. However, with many refineries and some chemical plants curtailing production in response to lower consumer demand, our barge utilization levels started to decline in mid-April.

“Distribution and services experienced sequentially improved levels of activity in the early part of the quarter, with higher volumes of oil and gas related transmission sales and service, as well as some construction of new pressure pumping equipment. However, these encouraging trends reversed in March as oil prices rapidly declined and our major oilfield customers announced significant reductions to their 2020 activity and capital spending plans. In commercial and industrial, activity has remained relatively steady in marine repair and service, but with stay-at-home orders issued in most states, we have experienced slowing in power generation and on-highway.” Mr. Grzebinski concluded.

First Quarter 2020 Segment Results – Marine Transportation
Marine transportation revenues for the 2020 first quarter were $403.3 million compared with $368.1 million for the 2019 first quarter. Operating income for the 2020 first quarter was $50.7 million compared with $35.4 million for the 2019 first quarter. Operating margin for the 2020 first quarter was 12.6% compared with 9.6% for the 2019 first quarter.

In the inland market, average barge utilization was in the low to mid-90% range during the quarter. Operating conditions were unfavorable due to poor weather conditions, including fog and wind along the Gulf Coast and flooding on the Mississippi River, as well as lock closures on key waterways. These conditions resulted in 4,490 delay days which were similar to the record 4,613 delay days in the 2019 first quarter. Spot market and term contract pricing improved during the quarter, with spot rates increasing in the mid-single digit range sequentially and year-over-year. Average term contract pricing on expiring contracts increased in the low-single digits. Revenues in the inland market increased 13% compared to the 2019 first quarter primarily due to the contribution from the Cenac acquisition and improved pricing. The operating margin for the inland business was in the mid-teens during the quarter and was adversely impacted by the significant delay days.

In the coastal market, barge utilization rates were in the low to mid-80% range during the 2020 first quarter. Compared to the 2019 first quarter, spot market and term contract pricing was approximately 10% to 15% higher. Revenues in the coastal market were similar to the 2019 first quarter with the impact of higher pricing being offset by planned shipyard days on large capacity vessels. During the quarter, the coastal operating margin was in the low single digits.

First Quarter 2020 Segment Results – Distribution and Services
Distribution and services revenues for the 2020 first quarter were $240.7 million compared with $376.5 million for the 2019 first quarter. Operating income for the 2020 first quarter was $3.7 million compared with $37.6 million for the 2019 first quarter. Operating margin was 1.5% for the 2020 first quarter compared with 10.0% for the 2019 first quarter.

In the oil and gas market, revenues and operating income declined compared to the 2019 first quarter primarily due to reduced activity in the oilfield which resulted in lower customer demand for new and overhauled transmissions, parts and service. Additionally, the manufacturing business experienced lower new pressure pumping equipment deliveries. During the quarter, the oil and gas market represented approximately 33% of segment revenues and had an operating margin in the negative mid-single digits.

In the commercial and industrial market, revenues increased compared to the 2019 first quarter primarily due to the contribution from Convoy Servicing Company (“Convoy”) which was acquired at the beginning of the quarter. This incremental revenue was offset by reductions in on-highway and power generation service demand as a result of the COVID-19 economic slowdown and nationwide stay-at-home orders. During the quarter, the commercial and industrial market represented approximately 67% of segment revenues and had an operating margin in the mid-single digits.

One-time Items
Kirby’s 2020 first quarter results were impacted by one-time items totaling $4.74 per share. As a result of reduced demand caused by COVID-19 and the corresponding dramatic decline in oilfield activity and prices, there is an expectation that oilfield spending reductions by Kirby’s customers will be extended. As a result, the Company recorded non-cash impairments of goodwill, intangible assets, fixed assets, and inventory in the distribution and services segment totaling $433.3 million before-tax, $334.6 million after-tax, or $5.59 per share. This was partially offset by a one-time tax benefit of $50.8 million or $0.85 per share related to the recent U.S. Coronavirus Aid, Relief, and Economic Security Act (“CARES Act“) legislation. Under the CARES Act, net operating losses generated between 2018 and 2020 can be offset against taxable income generated between 2013 and 2017. The one-time benefit relates to 2018 and 2019 net operating loss carrybacks. As well, the 2020 net operating loss carryback will result in a lower 2020 effective tax rate. For a reconciliation of GAAP earnings to non-GAAP earnings, excluding the one-time items, please refer to the table on page 8.

Cash Generation
For the 2020 first quarter, EBITDA of $101.8 million compares with $126.6 million for the 2019 first quarter. During the first quarter, cash flow was used to fund capital expenditures of $49.2 million and acquisitions totaling $60.4 million, including $40.3 million to acquire the assets of Convoy and $20.1 million to purchase three new inland pressure barges which were under construction by another operator. A $150 million private placement which matured in February was also repaid during the quarter using bank borrowings.

2020 Outlook
Commenting on the 2020 full year outlook, Mr. Grzebinski said, “As a result of the COVID-19 pandemic and many unknowns surrounding the depth of the global recession and the potential impact on future demand, we are withdrawing our full year earnings guidance. Our businesses are dealing with very volatile market conditions. During this time, we are managing this situation day-by-day with an intense focus on the health and safety of our employees, seamless operations, and uninterrupted customer service. Additionally, we are aggressively reducing costs, lowering capital spending, and focusing on cash flow.”

In inland marine, as a result of the mounting headwinds associated with COVID-19 and reduced consumer demand for petrochemicals, crude oil, and refined products, activity and barge utilization levels have declined to levels around 90% in recent weeks. With refineries and petrochemical plants reducing utilization rates to align with declining demand, Kirby expects low volume levels to persist until economic activity resumes. However, the long-term nature of many of our inland term contracts and the flexibility of barging in the evolving and complex U.S. supply chain will help to insulate some of the decline in business activity. Opportunities for storage, product relocations, and upcoming lock maintenance projects will also help to mitigate lower demand. Also, the integration of the newly acquired Savage Inland Marine (“Savage”) fleet is going well and the expected synergies are occurring.

In the coastal market, although approximately 85% of revenues are under term contracts, quarterly revenues and barge utilization are expected to decline in the near-term as a result of COVID-19. During the second quarter, Kirby’s barge utilization has experienced a slight softening, particularly related to spot moves of refined products as customer refinery runs and demand have declined. Additionally, labor constraints in the shipyard industry as a result of the pandemic have resulted in delays and extended shipyards for several of Kirby’s large capacity vessels. As previously announced, Kirby’s retirement of four aging coastal barges, as well as anticipated activity reductions in the coal transportation business will have an impact on the full year.

In distribution and services, activity in oil and gas is expected to materially decline with all major customers curtailing spending for the duration of 2020. This is likely to result in only minimal levels of service and parts sales in distribution, as well as very few, if any, new orders for pressure pumping equipment in manufacturing. In commercial and industrial, the Company anticipates its core markets will be impacted by reduced activity as a result of COVID-19; however, the commercial marine repair market and the Thermo-King refrigeration business are expected to remain relatively stable for the near term. The most significant impacts in commercial and industrial are expected to be seen in the on-highway sector and in power generation as customers defer maintenance spending and large capital projects. Kirby is actively managing the distribution and services cost structure through workforce reductions, furloughs, reduced work schedules, and pay freezes. Additionally, Kirby expects to consolidate additional facilities and maintain tight discretionary spending restrictions.

On the balance sheet, as of March 31, 2020, Kirby had approximately $690 million of cash and liquidity available, of which $278 million was used to acquire Savage on April 1st. As a result of the ability to carryback net operating losses to prior years, the Company expects to receive tax refunds of approximately $125 million during the year. The Company does not have any scheduled debt maturities until 2023, and there is substantial room available in our bank covenants. Kirby expects 2020 capital spending to be at or below the lower end of its previously announced range of $155 million to $175 million, representing a year-on-year reduction of approximately 40%. While the Company is committed to regulatory and recurring maintenance on the marine transportation fleet, all opportunities to defer new capital and non-essential purchases will be evaluated.

Mr. Grzebinski concluded, “I expect 2020 will be a solid year for Kirby despite the obvious challenges. We are well-prepared to weather the challenges presented by COVID-19. In marine, although we anticipate a decline in volumes and barge utilization, we believe as in past cycles that our marine customer contracts and the variable nature of our cost structure will help to minimize the impact on our operating margins. The integration of Savage is going well despite the headwinds from COVID-19, and I’m optimistic that we can quickly realize synergies that will result in a favorable contribution from this acquisition. In D&S, the strong pull-back in the oil and gas sector has reduced our expectations for this segment; however, we have taken aggressive actions to reduce our cost structure and limit the impact on cashflow. Finally, Kirby is in a strong position with respect to liquidity and cash flow generation. We expect to have significant free cash flow in 2020 in the range of $250 to $350 million and intend to direct our cash flow towards debt repayment, enhancing liquidity, and strengthening our balance sheet.”

Conference Call
A conference call is scheduled for 7:30 a.m. Central Standard Time today, Tuesday, May 5, 2020, to discuss the 2020 first quarter performance as well as the outlook for 2020. To listen to the webcast, please visit the Investor Relations section of Kirby’s website at http://kirbycorp.com. A slide presentation for this conference call will be posted on Kirby’s website approximately 15 minutes before the start of the webcast. For listeners who wish to participate in the question and answer session of the conference call webcast, you may access the call by dialing (866) 691-5839 within the U.S. and Canada or +1 (409) 216-0840 internationally. The conference ID for the call is 4556389. A replay of the webcast will be available for a period of one year by visiting the News & Events page in the Investor Relations section of Kirby’s website.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission. This press release and the Form 8-K includes a non-GAAP financial measure EBITDA, which Kirby defines as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill. A reconciliation of EBITDA with GAAP net earnings (loss) attributable to Kirby is included in this press release. This press release also includes non-GAAP financial measures which exclude certain one-time items, including earnings before taxes on income (excluding one-time items), net earnings attributable to Kirby (excluding one-time items), and diluted earnings per share (excluding one-time items). A reconciliation of these measures with GAAP is included in this press release. Management believes the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of Kirby’s normal operating results. This press release also includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days. Comparable performance measures for the 2019 year and quarters are available in the Investor Relations section of Kirby’s website, http://kirbycorp.com, under Financials.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements. These statements reflect management’s reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions and timing, magnitude and number of acquisitions made by Kirby, and the impact of the COVID-19 pandemic and the related response of governments on global and regional market conditions. Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements. A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2019 and in subsequent quarterly filings on Form 10-Q.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, on the Gulf Intracoastal Waterway, coastwise along all three United States coasts, and in Alaska and Hawaii. Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge. In addition, Kirby participates in the transportation of dry-bulk commodities in United States coastwise trade. Through the distribution and services segment, Kirby provides after-market service and parts for engines, transmissions, reduction gears, and related equipment used in oilfield services, marine, power generation, on-highway, and other industrial applications. Kirby also rents equipment including generators, industrial compressors, railcar movers, and high capacity lift trucks for use in a variety of industrial markets, and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based oilfield service customers.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	First Quarter
	2020	2019
	(unaudited, $ in thousands, except per share amounts)
Revenues:
Marine transportation	$403,257	$368,121
Distribution and services	240,669	376,500
Total revenues	643,926	744,621

Costs and expenses:
Costs of sales and operating expenses	453,568	536,655
Selling, general and administrative	72,080	72,796
Taxes, other than on income	11,406	9,998
Depreciation and amortization	55,786	55,223
Impairments and other charges	433,341	—
Gain on disposition of assets	(492)	(2,157)
Total costs and expenses	1,025,689	672,515
Operating income (loss)	(381,763)	72,106
Other income (expense)	2,723	(568)
Interest expense	(12,799)	(13,201)
Earnings (loss) before taxes on income	(391,839)	58,337
(Provision) benefit for taxes on income	143,649	(13,880)
Net earnings (loss)	(248,190)	44,457
Less: Net earnings attributable to noncontrolling interests	(278)	(161)
Net earnings (loss) attributable to Kirby	$(248,468)	$44,296

Net earnings (loss) per share attributable to Kirby common stockholders:
Basic	$(4.15)	$0.74
Diluted	$(4.15)	$0.74
Common stock outstanding (in thousands):
Basic	59,883	59,709
Diluted	59,883	59,823

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	First Quarter
	2020	2019
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings (loss) attributable to Kirby	$(248,468)	$44,296
Interest expense	12,799	13,201
Provision (benefit) for taxes on income	(143,649)	13,880
Impairment of long-lived assets	165,304	—
Impairment of goodwill	260,037	—
Depreciation and amortization	55,786	55,223
	$101,809	$126,600

Capital expenditures	$49,225	$60,932
Acquisitions of businesses and marine equipment	$60,422	$247,470

	March 31,
	2020	2019
	(unaudited, $ in thousands)
Cash and cash equivalents	$322,571	$7,289
Long-term debt, including current portion	$1,702,493	$1,667,474
Total equity	$3,124,527	$3,265,408
Debt to capitalization ratio	35.3%	33.8%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	First Quarter
	2020	2019
	(unaudited, $ in thousands)

Marine transportation revenues	$403,257	$368,121

Costs and expenses:
Costs of sales and operating expenses	265,895	246,190
Selling, general and administrative	31,924	33,217
Taxes, other than on income	9,423	7,966
Depreciation and amortization	45,299	45,324
Total costs and expenses	352,541	332,697

Operating income	$50,716	$35,424

Operating margin	12.6%	9.6%

DISTRIBUTION AND SERVICES STATEMENTS OF EARNINGS

	First Quarter
	2020	2019
	(unaudited, $ in thousands)

Distribution and services revenues	$240,669	$376,500

Costs and expenses:
Costs of sales and operating expenses	187,673	290,465
Selling, general and administrative	37,972	37,391
Taxes, other than on income	1,970	2,017
Depreciation and amortization	9,336	9,018
Total costs and expenses	236,951	338,891

Operating income	$3,718	$37,609

Operating margin	1.5%	10.0%

OTHER COSTS AND EXPENSES

	First Quarter
	2020	2019
	(unaudited, $ in thousands)

General corporate expenses	$3,348	$3,084

Impairment of long-lived assets	165,304	—

Impairment of goodwill	260,037	—

Inventory write-downs	8,000	—

Gain on disposition of assets	$492	$2,157

ONE TIME CHARGES AND BENEFITS

The 2020 first quarter GAAP results include certain one-time items. The following is a reconciliation of GAAP loss to non-GAAP earnings, excluding the one-time items for loss before tax (pre-tax), net loss attributable to Kirby (after-tax), and diluted loss per share (per share):

	First Quarter 2020
	Pre- Tax	After- Tax	Per Share
	(unaudited, $ in millions except per share amounts)

GAAP loss	$(391.8)	$(248.5)	$(4.15)
Impairments and other charges	433.3	334.6	5.59
Income tax benefit on 2018 and 2019 net operating loss carrybacks	—	(50.8)	(0.85)
Earnings, excluding one-time items(2)	$41.5	$35.3	$0.59

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	First Quarter
	2020	2019
Inland Performance Measurements:
Ton Miles (in millions) (3)	3,619	3,146
Revenue/Ton Mile (cents/tm) (4)	8.8	9.0
Towboats operated (average) (5)	311	286
Delay Days (6)	4,490	4,613
Average cost per gallon of fuel consumed	$2.00	$1.93

Barges (active):
Inland tank barges	1,065	1,061
Coastal tank barges	49	51
Offshore dry-cargo barges	4	4
Barrel capacities (in millions):
Inland tank barges	23.7	23.6
Coastal tank barges	4.7	4.9

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings (loss) attributable to Kirby before interest expense, taxes on income, depreciation and amortization, impairment of long-lived assets, and impairment of goodwill.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Kirby uses certain non-GAAP financial measures to review performance excluding certain one-time items including: earnings (loss) before taxes on income, excluding one-time items; net earnings (loss) attributable to Kirby, excluding one-time items; and diluted earnings (loss) per share, excluding one-time items.  Management believes that the exclusion of certain one-time items from these financial measures enables it and investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results.  These non-GAAP financial measures are not calculations based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(3)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(4)
Inland marine transportation revenues divided by ton miles.  Example:  First quarter 2020 inland marine transportation revenues of $318,565,000 divided by 3,619,000,000 inland marine transportation ton miles = 8.8 cents.

(5)	Towboats operated are the average number of owned and chartered towboats operated during the period.

(6)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.